EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2017 Fourth Quarter and Year-End Results

•Fourth Quarter Sales Increase of 7.5%
•Fourth Quarter EPS of $1.34,
Includes One-time Tax Benefit of $0.56 Per Share
•Provides Fiscal Year 2018 Outlook

CLEVELAND, OHIO (August 11, 2017) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2017 year ended June 30, 2017.

Net sales for the quarter were $681.5 million, an increase of 7.5% compared with $634.0 million in the same quarter a year ago. The sales increase for the quarter reflects a 0.8% increase from acquisition-related volume and an unfavorable foreign currency translation of 0.4%. Excluding these factors, organic growth was 7.9% in the quarter, modestly offset by 0.8% due to one-half less selling days in the quarter. Net income for the quarter was $53.0 million, or $1.34 per share, compared with $26.1 million, or $0.66 per share, in the fourth quarter of fiscal 2016. Results for the current period include a favorable one-time tax benefit of $22.2 million, or $0.56 per share, related to the write-off of the Company’s investment in one of its Canadian subsidiaries.

For the 12 months ended June 30, 2017, net sales were $2.59 billion, an increase of 2.9% compared with $2.52 billion last year. Net income was $133.9 million, or $3.40 per share, compared with $29.6 million, or $0.75 per share, in the prior year. The current year results include the one-time tax benefit in the fourth quarter mentioned previously, while the prior year results included a third quarter non-cash charge of $1.62 per share for goodwill impairment.

Commenting on the Company’s performance, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “We are pleased with the positive strides we made throughout fiscal 2017, including continued sequential progress in the fourth quarter. Our results for the year reflect the benefits from serving our customers’ operating needs, driving continuous improvements and enhancing our technical value-added capabilities. We look forward to building on our business momentum for continued growth in fiscal 2018.”

Outlook
Today the Company also provided its initial outlook for fiscal year 2018. For the full year, the Company is forecasting a sales increase in the range of 3.0% to 5.0% and expects earnings per share in the range of $3.00 to $3.20 per share.

Mr. Schrimsher concluded, “Across our organization, we remain focused on executing our strategy and serving new and existing customers who want to buy from fewer, more capable suppliers. We are well-positioned to serve these industrial needs through our multiple channels to market, including: 430+ local Service Centers; 70+ Fluid Power sales and service facilities; digital and printed catalog; Maintenance Supplies & Solutions® vendor managed inventory specialists; and our Applied.com e-commerce site. Providing choice, convenience and expertise generates success for our customers and value for all of our stakeholders.”

Share Repurchases
During fiscal 2017, the Company returned more than $50 million to shareholders via dividends and share repurchases. The Company did not purchase any shares of its common stock in open market transactions during the fourth quarter. For the full fiscal year, the Company purchased 162,500 shares for $8.2 million. At June 30, 2017, the Company had remaining authorization to purchase 1,450,000 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 11, 2017. President & CEO Neil A. Schrimsher, CFO Mark O. Eisele, and Vice President - Finance David K. Wells will discuss the Company's performance. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 56397200. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 56397200.

About Applied
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, fluid power components, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “forecast,” “expect,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the performance of acquired businesses, currency exchange movements, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

# # #
CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Finance
216-426-4755
or
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Net Sales	$ 681,471	$ 634,006	$ 2,593,746	$ 2,519,428
Cost of sales	485,364	455,556	1,856,051	1,812,006
Gross Profit	196,107	178,450	737,695	707,422
Selling, distribution and administrative,
including depreciation	147,858	136,005	563,105	553,827
Goodwill impairment	0	0	0	64,794
Operating Income	48,249	42,445	174,590	88,801
Interest expense, net	2,130	2,059	8,541	8,763
Other (income) expense, net	(261)	(64)	(917)	1,060
Income Before Income Taxes	46,380	40,450	166,966	78,978
Income Tax (Benefit) Expense	(6,580)	14,383	33,056	49,401
Net Income	$ 52,960	$ 26,067	$ 133,910	$ 29,577
Net Income Per Share - Basic	$ 1.36	$ 0.67	$ 3.43	$ 0.75
Net Income Per Share - Diluted	$ 1.34	$ 0.66	$ 3.40	$ 0.75
Average Shares Outstanding - Basic	39,024	39,030	39,013	39,254
Average Shares Outstanding - Diluted	39,474	39,286	39,404	39,466

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) During the fourth quarter of fiscal 2017, the Company recorded a non-routine tax benefit pertaining to a worthless stock tax deduction of $22.2 million, or $0.56 per share.  This deduction is based on the write-off of its investment in one of its Canadian subsidiaries for U.S. tax purposes.

(2) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

In fiscal 2017 reductions in U.S. inventories in the bearings pool resulted in liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years.  A portion of these reductions resulted from scrapping $6.0 million of bearings inventory which resulted in a similar amount of scrap expense being recognized in the fourth quarter of fiscal 2017.   The overall impact of the fiscal 2017 LIFO layer liquidations increased gross profit by $9.4 million in the fourth quarter of fiscal 2017.  The net benefit of the bearings products LIFO layer liquidation benefit, less the bearing product scrap expense was $3.4 million.  During the fourth quarter of fiscal 2016 LIFO layer liquidation benefits of $2.1 million were recognized.

(3) During the first quarter of fiscal 2017, we early adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. As part of this adoption, the condensed statement of consolidated cash flows for the year ended June, 2016 has been restated resulting in an increase in net cash provided by operating activities and net cash used in financing activities of $1.0 million.

(4) During the first quarter of fiscal 2017, we adopted Accounting Standards Update No. 2015-03, simplifying the presentation of debt issue costs. The retrospective adoption of this standard resulted in the reclassification as of June 30, 2016 of unamortized debt issue costs of $0.1 million from other current assets to a reduction of current portion of long-term debt and $0.4 million from other assets to a reduction of long-term debt on the Company's condensed consolidated balance sheets.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2017	June 30, 2016

Assets
Cash and cash equivalents	$ 105,057	$ 59,861
Accounts receivable, less allowances of $9,628 and $11,034	390,931	347,857
Inventories	345,145	338,221
Other current assets	41,409	35,582
Total current assets	882,542	781,521
Property, net	108,068	107,765
Goodwill	206,135	202,700
Intangibles, net	163,562	191,240
Deferred tax assets	8,985	12,277
Other assets	18,303	16,522
Total Assets	$ 1,387,595	$ 1,312,025

Liabilities
Accounts payable	$ 180,614	$ 148,543
Current portion of long-term debt	4,814	3,247
Other accrued liabilities	124,325	122,493
Total current liabilities	309,753	274,283
Long-term debt	286,769	324,583
Other liabilities	45,817	55,243
Total Liabilities	642,339	654,109
Shareholders' Equity	745,256	657,916
Total Liabilities and Shareholders' Equity	$ 1,387,595	$ 1,312,025

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended June 30,

	2017	2016

Cash Flows from Operating Activities
Net income	$ 133,910	$ 29,577
Adjustments to reconcile net income to net cash provided
by operating activities:
Goodwill impairment	0	64,794
Depreciation and amortization of property	15,306	15,966
Amortization of intangibles	24,371	25,580
Amortization of stock appreciation rights and options	1,891	1,543
(Gain) loss on sale of property	(1,541)	337
Other share-based compensation expense	3,629	2,524
Changes in assets and liabilities, net of acquisitions	(11,936)	23,910
Other, net	(1,011)	(2,217)
Net Cash provided by Operating Activities	164,619	162,014
Cash Flows from Investing Activities
Property purchases	(17,045)	(13,130)
Proceeds from property sales	2,924	603
Acquisition of businesses, net of cash acquired	(2,773)	(62,504)
Net Cash used in Investing Activities	(16,894)	(75,031)
Cash Flows from Financing Activities
Net (repayments) borrowings under revolving credit facility	(33,000)	(19,000)
Long-term debt borrowings	0	125,000
Long-term debt repayments	(3,353)	(98,662)
Deferred financing costs	0	(719)
Purchases of treasury shares	(8,242)	(37,465)
Dividends paid	(44,619)	(43,330)
Acquisition holdback payments	(11,307)	(18,913)
Taxes paid for shares withheld for equity awards	(3,484)	(1,022)
Exercise of stock appreciation rights and options	656	896
Other, net	0	208
Net Cash used in Financing Activities	(103,349)	(93,007)
Effect of Exchange Rate Changes on Cash	820	(3,585)
Increase (decrease) in cash and cash equivalents	45,196	(9,609)
Cash and cash equivalents at beginning of year	59,861	69,470
Cash and Cash Equivalents at End of Year	$ 105,057	$ 59,861